Prospectus Supplement

                            FIDELITY BANKSHARES, INC.

                           SAVINGS PLAN FOR EMPLOYEES
                       OF FIDELITY FEDERAL BANK AND TRUST

         Fidelity Bankshares, Inc. is providing this prospectus supplement to participants in the Savings Plan for Employees of Fidelity Federal Bank and Trust ("401(k) Plan"). As a participant in this 401(k) plan, you may direct the trustee of the 401(k) plan to purchase common stock of Fidelity Bankshares, Inc. in its common stock offering, with amounts allocated to your account under the 401(k) plan. If you cannot acquire all the common stock you want in the offering, the trustee will apply the amounts which were not used to acquire common stock among the funds in which your 401(k) plan account is invested in proportion to your current investment allocation percentages.

         The prospectus of Fidelity Bankshares, Inc. dated ____________ __, 2001, which is attached to this prospectus supplement, includes detailed information with respect to the offering and the financial condition, results of operations and business of Fidelity Bankshares, Inc. You should read the prospectus supplement, which provides information with respect to the 401(k) plan, together with the prospectus.

                              --------------------

         For a discussion of risks that you should consider before making an investment decision, see "Risk Factors" beginning on page ___ of the prospectus.

         The interests in the 401(k) plan and the offering of the common stock have not been approved or disapproved by the Office of Thrift Supervision, the Securities and Exchange Commission or any other Federal or state agency. Any representation to the contrary is a criminal offense.

         The securities offered in this prospectus supplement are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

         The 401(k) plan's investment in common stock is subject to loss.

         The date of this prospectus supplement is _____________ ____, 2001.

                                TABLE OF CONTENTS

THE OFFERING.................................................................  1
     Securities Offered......................................................  1
     Election to Purchase Common Stock in the Offering; Priorities...........  1
     Value of 401(k) Plan Assets.............................................  2
     Method of Directing Transfer............................................  2
     Time for Directing Transfer.............................................  2
     Irrevocability of Transfer Direction....................................  2
     Direction to Purchase Common Stock After the Offering...................  3
     Purchase Price of Common Stock..........................................  3
     Nature of a Participant's Interest in the Common Stock..................  3
     Voting Rights of Common Stock...........................................  3

DESCRIPTION OF THE 401(k) PLAN...............................................  4
     Introduction............................................................  4
     Eligibility and Participation...........................................  4
     Contributions Under the 401(k) Plan.....................................  5
     Limitations on 401(k) Plan Contributions................................  5
     Benefits Under the 401(k) Plan..........................................  8
     Investment of Contributions and Account Balances........................  8
     Withdrawals and Distributions from the 401(k) Plan...................... 12
     Trustee  ............................................................... 14
     Plan Administrator...................................................... 14
     Reports to 401(k) Plan Participants..................................... 14
     Amendment and Termination............................................... 14
     Merger, Consolidation or Transfer....................................... 15
     Federal Income Tax Consequences......................................... 15
     Additional Employee Retirement Income and Security Act Considerations... 19 Securities and Exchange Commission Reporting and Short-Swing Profit
        Liability............................................................ 20
     Financial Information Regarding 401(k) Plan Assets...................... 21

                                  THE OFFERING

Securities Offered

         Fidelity Bankshares, Inc. is offering participants in the Savings Plan for Employees of Fidelity Federal Bank and Trust (the "401(k) plan") the opportunity to use their participation interests to elect to purchase shares of Fidelity Bankshares, Inc.'s common stock through the 401(k) plan. At December 31, 2000, there were sufficient funds in the 401(k) plan to purchase up to 432,867 shares of Fidelity Bankshares, Inc. common stock in the offering. This will be in addition to shares of Fidelity Bankshares, Inc. which are received in exchange for shares of Fidelity Bankshares, Inc. common stock presently held in the 401(k) plan. The shares of common stock of Fidelity Bankshares, Inc. currently held in the 401(k) plan will be exchanged for shares of Fidelity Bankshares, Inc. pursuant to an exchange ratio, as is more fully discussed in the prospectus. Only employees of Fidelity Federal Bank and Trust and participating affiliates (including Fidelity Realty and Appraisal Services, Inc. and Fidelity Consolidated Agency, Inc.) may become participants in the 401(k) plan. The common stock of Fidelity Bankshares, Inc. to be issued is conditioned on the consummation of the conversion. Your investment in the common stock of Fidelity Bankshares, Inc. through the 401(k) plan in the offering is subject to the priorities listed below. Information with regard to the 401(k) plan is contained in this prospectus supplement and information with regard to the financial condition, results of operations and business of Fidelity Bankshares, Inc. is contained in the attached prospectus. The address of the principal executive office of Fidelity Federal Bank and Trust is 205 Datura Street, West Palm Beach, Florida 33401. Fidelity Federal Bank and Trust's telephone number is
(561) 659-9900.

Election to Purchase Common Stock in the Offering; Priorities

         In connection with the conversion and stock offering, you may elect to transfer all or part of your account balances in the 401(k) plan to the Fidelity Bankshares Stock Fund, to be used to purchase common stock issued in the offering. The trustee of the Fidelity Bankshares Stock Fund will purchase common stock in accordance with your directions. In the event the offering is oversubscribed, i.e. there are more orders for common stock than shares available for sale in the offering, and the trustee is unable to use the full amount allocated by you to purchase common stock in the offering, the amount that cannot be invested in common stock will be reinvested in the investment funds of the 401(k) plan in accordance with your then existing investment election (in proportion to your investment direction allocation percentages). If you fail to direct the investment of your account balances towards the purchase of any shares in the offering, your account balances will remain in the investment funds of the 401(k) plan as previously directed by you.

         The shares of common stock are being offered for sale in the following priorities:

          (1) Depositors with $50 or more on deposit as of October 31, 1999, get first priority.

          (2) Fidelity Federal Bank and Trust's tax qualified plans, including its employee stock ownership plan , gets second priority to purchase up to 8% of the shares offered. The employee stock ownership plan intends to purchase 6% of the shares sold.

          (3) Depositors with $50 or more on deposit as of December 31, 2000, get third priority.

          (4)  Depositors as of _______________, 2001, get fourth priority.

         To the extent you fall into one of these categories, you may use funds in your plan account to subscribe or pay for the common stock being acquired. Common stock so purchased will be placed in the Fidelity Bankshares Stock Fund and allocated to your 401(k) plan account.

Value of 401(k) Plan Assets

         As of December 31, 2000, the market value of the assets of the 401(k) plan was approximately $9,663,000. The plan administrator informed each participant of the value of his or her account balance under the 401(k) plan as of December 31, 2000.

Method of Directing Transfer

         You will receive a form on which you can elect to transfer all or a portion of your account balance in the 401(k) plan to the Fidelity Bankshares Stock Fund for the purchase of stock in the offering (other than amounts you currently have invested in such fund). If you wish to use all or part of your account balance in the 401(k) plan to purchase common stock issued in the offering (other than amounts you currently have invested in the Fidelity Bankshares Stock Fund), you should indicate that decision on the investment allocation form.

Time for Directing Transfer

         If you wish to purchase common stock with your 401(k) account balances, you must return your election form to [Jan Newlands, Vice President and Director of Human Resources], Fidelity Federal Bank and Trust, 205 Datura Street, West Palm Beach, Florida 33401 no later than 12:00 noon on ____________ __, 2001.

Irrevocability of Transfer Direction

         You may not revoke your special election to transfer amounts credited to your account in the 401(k) plan to the Fidelity Bankshares Stock Fund for the purchase of stock in the offering. You will, however, continue to have the ability to transfer amounts not directed towards the purchase of stock in the offering amongst all of the investment funds, including the Fidelity Bankshares Stock Fund, on a daily basis.

Direction to Purchase Common Stock After the Offering

         Whether you choose to purchase stock in the offering, or attempt to purchase stock in the offering but are unable to do so because the offering is oversubscribed, you will also be able to purchase stock after the offering through your investment in the Fidelity Bankshares Stock Fund. You may direct that a certain percentage of your account balance in the 401(k) plan be transferred to the Fidelity Bankshares Stock Fund and invested in common stock, or to the other investment funds available under the 401(k) plan. You may change your investment allocation on a daily basis. Special restrictions may apply to transfers directed to and from the Fidelity Bankshares Stock Fund by the participants who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal shareholders of Fidelity Bankshares, Inc.

Purchase Price of Common Stock

         The trustee will use the funds transferred to the Fidelity Bankshares Stock Fund to purchase common stock in the offering, subject to your ability to purchase shares in accordance with the priorities listed on the first and second pages of this prospectus supplement and, except in the event of an oversubscription, as discussed above. The trustee will pay $10.00 per share, which will be the same price paid by all other persons in the offering. No sales commission will be charged for shares purchased in the offering.

         After the offering, the trustee will acquire common stock in open market transactions at the prevailing price. The trustee will pay transaction fees, if any, associated with the purchase, sale or transfer of the common stock after the offering.

Nature of a Participant's Interest in the Common Stock

         The trustee will hold the common stock, in trust, for the participants of the 401(k) plan. Shares of common stock acquired by the trustee at your direction will be allocated to your account. Therefore, investment decisions of other participants should not affect the earnings allocated to your account.

Voting Rights of Common Stock

         The trustee generally will exercise voting rights attributable to all common stock held by the Fidelity Bankshares Stock Fund.

DESCRIPTION OF THE 401(k) PLAN

Introduction

         Fidelity Federal Bank and Trust originally adopted the Savings Plan for Employees of Fidelity Federal Bank and Trust, effective January 1, 1988, and restated the plan as of January 1, 1989. The 401(k) plan is a tax-qualified plan that permits participants to defer current compensation to their account balances. The plan also permits participant direction of investment.

         Fidelity Federal Bank and Trust intends that the 401(k) plan, in operation, will comply with the requirements of the Internal Revenue Code and the Employee Retirement Income Security Act. Fidelity Federal Bank and Trust may amend the 401(k) plan from time to time in the future, as it sees fit or to maintain compliance with Federal law. Since the 401(k) plan is governed by the Employee Retirement Income Securities Act, Federal law provides you with various rights and protections as a participant in the 401(k) plan. Although the 401(k) plan is subject to many of the provisions of the Employee Retirement Income
Security Act, your benefits under the 401(k) plan are not protected by the Pension Benefit Guaranty Corporation.

         Reference to full text of plan. The following statements are summaries of certain provisions of the 401(k) plan. They are not complete and are qualified in their entirety by the full text of the 401(k) plan. You may obtain a copy of the 401(k) plan by filing a request with Fidelity Federal Bank and Trust, c/o Fidelity Federal Bank and Trust, Attention: Jan Newlands, Vice President and Director of Human Resources, 205 Datura Street, West Palm Beach, Florida 33401. We urge each employee to read carefully the full text of the 401(k) plan.

Eligibility and Participation

          In the past, any employee of Fidelity Federal Bank and Trust has been eligible to become a participant in the 401(k) plan (and receive matching contributions) on the first entry date (i.e., January 1 or July 1) following attainment of age 21 and completion of at least 1,000 hours of service, if these conditions were satisfied by December 31 of the year in which employment commenced or, if ineligible at that time, by the anniversary of the first day of employment. If an employee failed to satisfy the eligibility requirements in these time frames, the employee would be eligible on the first entry date after each succeeding December 31 so long as the employee had attained age 21 and had 1,000 hours of service in such year. Commencing April 1, 2001, new employees and employees not previously eligible who have satisfied the age requirement, other than "peak-time" employees, will be eligible to participate in making salary deferral elections on the first day of the month following their 90th day of employment. Peak-time employees will continue to be eligible on the January 1 or July 1 following attainment of age 21 and completion of 1,000 hours of service. Eligibility for employer matching contributions remains the attainment of age 21 and the completion of a year of service which the employee has 1,000 hours of service. The 401(k) plan year is January 1 to December 31.

         As of November 30, 2000, there were 416 employees eligible to participate in the 401(k) plan and 332 employees participating by making salary deferral contributions.

Contributions Under the 401(k) Plan

         401(k) plan contributions. As a participant in the 401(k) plan, you are permitted to defer any whole percentage (not less than 1% nor more than 15%) of your compensation on a pre-tax basis, subject to the limitations of the Internal Revenue Code and to have that amount contributed to the 401(k) plan on your behalf. For purposes of the 401(k) plan, "compensation" means, generally, your total compensation reported on Internal Revenue Service Form W-2, plus pre-tax contributions made to this 401(k) plan or a section 125 cafeteria plan. In 2001, the maximum amount of your annual salary that can be taken into account under the 401(k) plan is limited to $170,000. Limits established by the Internal Revenue Service are subject to increase pursuant to an annual cost-of-living adjustment. Effective January 1, April 1, July 1, or October 1, you may elect to modify the amount contributed to the 401(k) plan by filing a new elective deferral agreement with the 401(k) plan administrator.

         Employer matching contributions. For each calendar quarter, Fidelity Federal Bank and Trust may make discretionary contributions to the 401(k) plan, not to exceed fifty percent (50%) of the Basic Salary Deferral Contributions, as defined in the plan, i.e., the first 6% of a participant's salary deferral contributions. An employee must be employed on the last day of the calendar quarter in order to be eligible for a matching contribution for the quarter.

         Employer discretionary contributions. Effective April 1, 2001, Fidelity Federal Bank and Trust will amend the 401(k) Plan to provide that employees who are hired on or after January 1, 2001 will be entitled to receive an employer discretionary contribution once they become eligible to participate in the plan. The employer discretionary contribution will be provided in lieu of a benefit accrual under Fidelity Federal Bank and Trust's defined benefit pension plan, which has been closed to employees who are hired after December 31, 2000. It is anticipated that eligible employees will be entitled to an employer discretionary contribution equal to (i) 3% of eligible compensation after the first year of eligibility; (ii) 4% after the 7th year of eligibility; (iii) and 5% after the 14th year of eligibility, subject to the 401(k) Plan's satisfaction of the nondiscrimination requirements of Code Sections 401(a)(4) and 410.

Limitations on 401(k) Plan Contributions

         Limitation on employee salary deferrals. The amount of your salary deferral contributions may not currently exceed $10,500 per calendar year. The Internal Revenue Service will periodically increase this annual limitation. If you defer salary in excess of this limitation, your gross income for Federal income tax purposes will include the excess in the year of the deferral. In addition, unless the excess deferral is distributed before April 15 of the following year, it will be taxed again in the year distributed. Income on the excess deferral distributed by April 15 of the immediately succeeding year will be treated, for Federal income tax purposes, as earned and received by the participant in the tax year in which the distribution is made.

         Limitations on annual additions and benefits. The contributions and forfeitures you receive under the 401(k) plan and employee stock ownership plan, in the aggregate, cannot exceed the lesser of $35,000 or 25% of your compensation, as defined in the 401(k) plan. To the extent contributions and forfeitures exceed these limitations, the plan administrator will reallocate discretionary contributions in the same manner as initial allocations of discretionary contributions to these eligible employees to whom the limitations do not apply for the year. The discretionary contributions shall be limited if there are no remaining eligible employees.

         If you are  also  covered  under  Fidelity  Federal  Bank  and  Trust's employee stock ownership plan and annual additions exceed the maximum permissible amount, the plan administrator will reduce your contributions under the 401(k) plan, so that the total annual additions do not exceed the maximum permissible amount. If discretionary contributions and salary deferral contributions are both made to the plan in the year that the excess occurs, discretionary contributions shall be reduced before salary deferral contributions.

         Limitation on plan contributions for highly compensated employees. The Internal Revenue Code limits the amount of salary deferral contributions that may be made to the 401(k) plan in any plan year on behalf of highly compensated employees in relation to the amount of salary deferral contributions made by or on behalf of all other employees eligible to participate in the 401(k) plan. Specifically, the actual deferral percentage, i.e., the average of the actual deferral ratios, expressed as a percentage, of each eligible employee's salary deferral contribution, if any, for the plan year over the employee's compensation, must meet either of the following tests:

         (1) the actual deferral percentage of the eligible highly compensated employees for the current plan year is not more than 125% of the actual deferral percentage of all other eligible employees for the prior plan year; or

         Example: If the actual deferral percentage of non-highly compensated employees is 10%, the maximum deferral percentage of highly compensated employees cannot exceed 12.5% (or 10% x 125% = 12.5%)

         (2) the actual deferral percentage of the eligible highly compensated employees for the current plan year is not more than 200% of the actual deferral percentage of all other eligible employees for the prior plan year, and the excess of the actual deferral percentage for the eligible highly compensated employees for the current plan year over the actual deferral percentage of all other eligible employees for the prior plan year is not more than two percentage points.

         Example: If the actual deferral percentage of non-highly compensated employees is 4%, the actual deferral percentage of highly compensated employees cannot exceed 6% (or 4% x 200% = 8%, but not more than 2 percentage points, reducing the 8% to 6%).

         Similarly, the actual contribution percentage, i.e., the average of the actual contribution ratios, expressed as a percentage, of each eligible employee's employer matching contributions, if any, for the plan year over the employee's salary, must meet either of the following tests:

         (1) the actual contribution percentage of the eligible highly compensated employees for the current plan year is not more than 125% of the actual contribution percentage of all other eligible employees for the prior plan year; or

         (2) the actual contribution percentage of the eligible highly compensated employees for the current plan year is not more than 200% of the actual contribution percentage of all other eligible employees for the prior plan year, and the excess of the actual contribution percentage for the eligible highly compensated employees for the current plan year over the actual contribution percentage of all other employees for the prior plan year is not more than two percentage points.

         In general, for plan years beginning in 2001, a highly compensated employee includes:

         (1) an employee who, during the plan year or the preceding plan year, was at any time a 5% owner of the common stock of Fidelity Bankshares, Inc., or stock possessing more than 5% of the total combined voting power of all common stock of Fidelity Bankshares, Inc.; or

         (2) an employee who, for the preceding plan year, received salary from Fidelity Federal Bank and Trust in excess of $85,000, and, if Fidelity Federal Bank and Trust elects for a plan year, was in the group consisting of the top 20% of employees when ranked on the basis of salary paid during the plan year. The dollar amounts set forth above are adjusted annually to reflect increases in the cost of living.

         The trustee will distribute amounts contributed by highly compensated employees that exceed the actual deferral percentage limitation in any plan year, together with any income allocable thereto. These contributions must be distributed before the close of the following plan year, first to highly compensated employees with the greatest dollar amount of deferrals, until the plan satisfies the actual deferral percentage test. Moreover, Fidelity Federal Bank and Trust will be subject to a 10% excise tax on these contributions unless, together with any income allocable thereto, they either are re-characterized or are distributed before the close of the first 2-1/2 months following the plan year to which the contributions relate. In addition, the trustee will distribute any contributions by highly compensated employees that exceed the actual contribution percentage limitation in any plan year, together with any income allocable thereto, before the close of the following plan year. A 10% excise tax will also be imposed on Fidelity Federal Bank and Trust with respect to these contributions, unless such contributions, plus any income allocable thereto, are distributed within 2-1/2 months following the close of the plan year in which they arose.

Benefits Under the 401(k) Plan

         Vesting. At all times, you have a fully vested, nonforfeitable interest in your salary deferral contributions and earnings under the 401(k) plan. You are vested in any employer matching contributions, in accordance with the following schedule:

                Less than 1 year                           0%
                1 year but less than 2                    20%
                2 years but less than 3                   40%
                3 years but less than 4                   60%
                4 years but less than 5                   80%
                5 years or more                          100%

          Employees hired on or after January 1, 2001 will be vested in employer discretionary contributions in accordance with the following schedule:

               Years of Service                Vesting Percentage
               ----------------                ------------------
                Less than 5                            0%
                5 years or more                      100%

         You are also 100% vested in employer matching contributions, if any, made to your account (and with respect to eligible employees hired on or after January 1, 2001, in employer discretionary contributions), regardless of your years of employment, upon attainment of your normal retirement age (age 65), your death or total and permanent disability. Any non-vested employer contributions which are forfeited shall be used to reduce the employer contribution obligation.

Investment of Contributions and Account Balances

         All amounts credited to your accounts under the 401(k) plan are held in the plan trust which is administered by the trustee appointed by Fidelity Federal Bank and Trust' board of directors.

         As a participant in the 401(k) Plan, you are provided the opportunity to direct the investment of your account into one of the following funds:

         1.     Heartland Value Fund
         2.     Janus Flexible Income Fund
         3.     Janus Twenty Fund
         4.     Janus Worldwide Fund
         5.     Kaufmann Fund
         6.     Oakmark Fund
         7.     Safeco Equity Fund
         8.     Vanguard 500 Index Fund
         9.     Vanguard Wellington Fund
        10.     Schwab Money Market
        11.     Fidelity Bankshares Stock Fund

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



         You may elect to have both past contributions and earnings, as well as future contributions to your account invested among the funds listed above. Transfers of past contributions and the earnings thereon do not affect the investment mix of future contributions. Generally, if you make an election to direct investment of assets into the Fidelity Bankshares Stock Fund, you may change your investment on a daily basis. This may be done through the voice response system or the Internet, in accordance with established procedures to dispose of a 401(k) plan investment and reinvest the net proceeds in an alternative investment under the 401(k) plan. The proceeds of the sale, net of expenses, will be allocated to your account and reinvested in accordance with your election. If you make a special election to invest all or a portion of your account (other than amounts presently invested in the Employer Stock Fund) towards the purchase of Fidelity Bankshares, Inc. common stock in the conversion and common stock offering, you will not be able to change this investment election until the conversion and common stock offering is concluded. Therefore you should carefully consider whether to allocate any portion of your account to the purchase of stock in the offering.

         Performance History

         The following table provides performance data with respect to the investment funds available under the 401(k) plan:

       Net Investment Performance - Fund Returns through December 31, 2000
       -------------------------------------------------------------------

                                                          Annualized
                                                  ------------------------------
                                          YTD     1 Yr.   3 Yr.   5 Yr.   10 Yr.
                                          ---     -----   -----   -----   ------
 1.   Heartland Value Fund                        2.03%   4.13%   10.97%  18.83%

 2.   Janus Flexible Income Fund                  4.89%   4.69%    6.44%  10.11%

 3.   Janus Twenty Fund                        (32.42)%  24.56%   26.23%  21.94%

 4.   Janus Worldwide Fund                     (16.87)%  19.81%   21.24%    --

 5.   Kaufmann Fund                              10.86%  12.05%   13.87%  21.03%

 6.   Oakmark Fund                               11.78%   1.26%    9.85%    --

 7.   Safeco Equity Fund                       (10.97)%   6.75%   13.56%  16.88%

 8.   Vanguard 500 Index Fund                   (9.06)%  12.30%   18.31%  17.35%

 9.   Vanguard Wellington Fund                   10.40%   8.91%   13.09%  14.00%

10.   Schwab Value Advantage Money Fund

11.   Fidelity Bankshares Stock Fund             46.02% (4.87)%   17.36%    --

         The following is a description of each of the 401(k) plan's investment funds:

         Heartland Value Fund. Heartland Value Fund seeks long-term capital appreciation. The fund normally invests at least 65% of assets in equities of companies with market capitalizations of less than $750 million. It emphasizes securities that are underpriced relative to price/earnings, price/book, and price/cash-flow ratios; earnings growth, long-term debt/capital; dividend stability, and undervalued assets; among other factors. The fund may invest up to 5% of assets in both convertibles and warrants. It may also invest up to 15% of assets in foreign securities; this limitation does not include American depository receipts. On November 6, 1998, Heartland Small Cap Contrarian Fund merged into the fund. An investment in the fund is not insured or guaranteed by the Federal Deposit Insurance Corporation ("FDIC") or any other government agency. It is possible to lose money by investing in the fund.

         Janus Flexible Income Fund. Janus Flexible Income Fund seeks total return, primarily through income, consistent with capital preservation. The fund ordinarily invests at least 80% of assets in income-producing securities. It may purchase domestic and foreign corporate or government securities of any credit rating and maturity. Management may deliberately vary the overall quality of its portfolio from time to time. Investments may also include mortgage- and asset-backed securities, preferred stocks, and income-producing common stocks. The fund may invest without limit in foreign securities. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

         Janus Twenty Fund. Janus Twenty Fund seeks capital appreciation consistent with preservation of capital. The fund invests primarily in a concentrated portfolio of between 20 and 30 common stocks. To select investments, the advisor evaluates improvement in profit margins, earnings, and unit growth; these factors indicate the fundamental investment value of the security. The advisor also seeks stocks with strong current financial positions and the potential for future growth. It may invest without limit in foreign securities. The fund is nondiversified. Prior to May 22, 1989, the fund was named Janus Value Fund. As of April 16, 1999, this fund was closed to new investors. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

         Janus Worldwide Fund. Janus Worldwide Fund seeks long-term growth of capital consistent with preservation of capital. The fund invests primarily in foreign and domestic common stocks. Investments are usually spread across at least five different countries, including the United States, though it may at times invest in a single country. The fund may also invest in preferred stocks, warrants, government securities, and corporate debt. It may use derivatives for hedging purposes or as a means of enhancing return. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

         Kaufmann Fund. Kaufmann Fund seeks long-term capital appreciation. The fund invests primarily in common stocks of small and medium-size companies; however, it may also purchase convertibles. To select investments, the advisor evaluates a company's growth prospects, the economic outlook for its industry, new-product development, management, security value, and financial characteristics. The fund may invest up to 10% of assets in options and may leverage up to one third of holding. It may also invest up to 25% of assets in foreign securities. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

         Oakmark Fund. Oakmark Fund - Class I seeks long-term appreciation. The fund principally invests in United States securities. It may invest up to 25% of assets in foreign securities. The fund will normally not invest greater than 5% of assets in the securities of issuers based in emerging markets. The fund currently offers Class I and II shares. Class II shares are offered only to certain 401(k) and other tax-qualified plans. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

         Safeco Equity Fund. Safeco Equity Fund - Class A seeks long-term growth of capital and current income. The fund invests primarily in common stocks. Some equity investments are made for capital appreciation; other investments are made for current income. It may invest up to 35% of assets in convertibles and debt securities that are linked to specific equities or equity indexes; these securities may be rated as low as CC. The fund does not usually engage in trading for short-term profits. It may invest up to 10% of assets in REITs; it may also purchase American depositary receipts. Prior to February 16, 2000, the fund was named Safeco Equity Fund - no Load Shares. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

         Vanguard 500 Index Fund. Vanguard 500 Index fund seeks investment results that correspond with the price and yield performance of the SP 500 index. The fund allocates the percentage of net assets each company receives on the basis of the stock's relative total-market value: its market price per share multiplied by the number of shares outstanding. Shareholders are charged an annual account-maintenance fee of $10 for accounts with less than $10,000. The fund has previously been named Fidelity Index Investment Trust Vanguard Index Trust, and most recently, Vanguard Index Trust 500 Portfolio. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

         Vanguard Wellington Fund. Vanguard Wellington Fund seeks conservation of capital and reasonable income. The fund normally invests 60% to 70% of assets in common stocks and convertible securities. It typically invests the balance of assets in investment-grade corporate debt and U.S. government obligations. The fund may invest up to 10% of assets in foreign securities. Prior to May 3, 1993, the fund was named Wellington Fund. Form that date until October 27, 1998, the fund was named Vanguard/Wellington Fund. The performance fee is contingent on the preceding 36 months' performance: the fund must outperform the index (65% SP 500, 35% Salomon Brothers High Grade index) by at least 6%. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

         Schwab Value Advantage Money Fund. Schwab Value Advantage Money Fund seeks to provide higher current yields while offering the liquidity and stability traditionally associated with money market material funds. The fund invests in high-quality short-term money market investments issued by the U.S. and foreign issuers, such as commercial paper, certificates of deposit, variable and floating-rate debt securities, bank notes and repurchase agreements. The fund is appropriate for investors in high money market returns. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

         Fidelity Bankshares Stock Fund. The Fidelity Bankshares Stock Fund will consist primarily of investments in common stock of Fidelity Bankshares, Inc. The trustee will use all amounts reallocated to the Fidelity Bankshares Stock Fund in the special election to acquire shares in the conversion and common stock offering. Shares of Fidelity Bankshares, Inc. which were held in the Employer Stock Fund prior to the conversion and common stock offering will be converted into shares of common stock of Fidelity Bankshares, Inc., in accordance with the exchange ratio. After the offering, the trustee will, to the extent practicable, use all amounts held by it in the Fidelity Bankshares Stock Fund, including cash dividends paid on common stock held in the Fidelity Bankshares Stock Fund, to purchase shares of common stock of Fidelity Bankshares, Inc. It is expected that all purchases will be made at prevailing market prices. Under certain circumstances, the trustee may be required to limit the daily volume of shares purchased. Pending investment in common stock, amounts allocated towards the purchase of shares in the offering will be held in the Fidelity Bankshares Stock Fund in an interest-bearing account. In the event of an oversubscription, any earnings that result therefrom will be reinvested among the other funds of the 401(k) plan in accordance with your then existing investment election (in proportion to your investment direction allocation percentages).

          Following the offering, Fidelity Bankshares, Inc., a Delaware corporation will be 100% owned by its public shareholders, including Fidelity Federal Bank and Trust's tax-qualified plans. Currently, Fidelity Bankshares, Inc., is a majority owned subsidiary of Fidelity Bankshares, M.H.C., a mutual holding company. The historical performance of the Fidelity Bankshares Stock Fund is set forth on page 9. Performance of the Fidelity Bankshares Stock Fund will be dependent upon a number of factors, including the financial condition and profitability of Fidelity Bankshares, Inc. and Fidelity Federal Bank and Trust and market conditions for the common stock generally. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

Withdrawals and Distributions from the 401(k) Plan

         Federal law requires the 401(k) plan to impose substantial restrictions on your right to withdraw amounts held for your benefit under the 401(k) plan prior to your termination of employment with Fidelity Federal Bank and Trust. A Federal tax penalty equal to 10% of the withdrawal, over and above the normal Federal and state income tax, may also be imposed on withdrawals made prior to your attainment of age 59-1/2, regardless of whether the withdrawals occur during your employment with Fidelity Federal Bank and Trust or after termination of employment.

         Withdrawals prior to termination of employment. You may withdraw your employee salary deferral contributions, matching contributions (if any), discretionary contributions and rollover contributions prior to termination of employment in the event of financial hardship, subject to the hardship distribution rules under the plan. These requirements ensure that you have a true financial need before you make a withdrawal.

         Finally, you may receive a loan from the 401(k) plan of a portion of your account balance, not to exceed the lesser of (i) $50,000 reduced by the excess (if any) of the highest outstanding balance of loans from the 401(k) plan to you during the one-year period ending on the day before the date on which such loan is made, over the outstanding balance of loans from the 401(k) plan to you on the date on which such loan was made; or (ii) one-half of the present value of your non-forfeitable accrued benefit under the 401(k) plan.

         Distribution upon termination of employment or disability. Payment of your benefits upon attainment of the normal retirement age (as defined under the 401(k) plan), disability, or other termination of employment shall be made in a single-sum payment or in installments, over a fixed period, which period can not exceed 20 years or the life expectancy of the participant, whichever is longer. Alternatively, your benefit may be transferred to another qualified employee benefit plan or individual retirement account. If you elect a single-sum distribution, you may elect to receive your distribution payable from the Fidelity Bankshares Stock Fund in shares of Fidelity Bankshares, Inc. common stock.

         Distribution upon death. If you die prior to the benefit commencement date for retirement, disability or termination of employment, your benefit will be paid to your surviving spouse or other properly designated beneficiary in a lump sum or installments within five years. However, if any portion of your interest is payable to a designated beneficiary, distribution may be made over a period not extending beyond the life expectancy of the beneficiary. If you die after distribution of your interest has begun, the remaining portion of such interests will continue to be distributed as rapidly as under the method of distribution being used prior to your death. However, such distribution shall not extend beyond your life expectancy or your life expectancy and the life expectancy of your beneficiary.

         Nonalienation of benefits. Except for Federal income tax withholding or a qualified domestic relations order, your benefits payable under the 401(k) plan cannot be alienated.

Examples of alienation include transferring your benefits voluntarily and a creditor placing a lien on your benefits. Any attempt to alienate your benefits, whether voluntary or involuntary, shall be void.

Trustee

         The trustee of the Savings Plan for Employees of Fidelity Federal Bank and Trust is Charles Schwab Trust Company. The trustee receives, holds and invests the contributions to the 401(k) plan in trust and distributes them to you and your beneficiaries in accordance with the terms of the 401(k) plan and the directions of the plan administrator. The trustee is responsible for investment of the assets of the trust.

Plan Administrator

         The 401(k) plan is administered by the plan administrator. Fidelity Federal Bank and Trust is the 401(k) plan administrator. The address of the 401(k) plan administrator is 205 Datura Street, West Palm Beach, Florida 33401-5679, and its telephone number is (561) 659-9900. The 401(k) plan administrator is responsible for the administration of the 401(k) plan, interpretation of the provisions of the 401(k) plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the 401(k) plan, maintenance of 401(k) plan records, books of account and all other data necessary for the proper administration of the 401(k) plan, preparation and filing of all returns and reports relating to the 401(k) plan which are required to be filed and for all disclosures required to be made to participants, beneficiaries and others.

Reports to 401(k) Plan Participants

         The plan administrator will furnish you with a quarterly statement showing:

          (1) the current market value of each fund as of the end of the quarter; and

          (2) the amount of contributions and earnings allocated to your account for that period.

Amendment and Termination

         It is the intention of Fidelity Federal Bank and Trust to continue the 401(k) plan indefinitely. Nevertheless, Fidelity Federal Bank and Trust may terminate the 401(k) plan at any time. If the 401(k) plan is terminated in whole or in part, then regardless of other provisions in the 401(k) plan, you will have a fully vested interest in your accounts. Fidelity Federal Bank and Trust reserves the right to make, from time to time, any amendment or amendments to the 401(k) plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Fidelity Federal Bank and Trust may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with the Employee Retirement Income Security Act.

Merger, Consolidation or Transfer

         In the event of the merger or consolidation of the 401(k) plan with another 401(k) plan, or the transfer of the trust assets to another plan, the 401(k) plan requires that you would, if either the 401(k) plan or the other plan then terminated, receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer, if the plan had then terminated.

Federal Income Tax Consequences

         The following is a summary of the material Federal income tax aspects of the 401(k) plan. However, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. The consequences under state and local income tax laws may not be the same as under the Federal income tax laws. You are urged to consult your tax advisors with respect to any distribution from the 401(k) plan and transactions involving the 401(k) plan.

         The 401(k) plan is tax-qualified and the related trust is exempt from tax under the Internal Revenue Code. As a result, the 401(k) plan is afforded special tax treatment which include the following:

          (1) Fidelity Federal Bank and Trust is allowed an immediate tax deduction for the amount contributed to the 401(k) plan each year;

          (2) you pay no current income tax on amounts contributed by Fidelity Federal Bank and Trust on your behalf; and

          (3) earnings of the 401(k) plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

         The 401(k) plan will be administered to comply in operation with the requirements of the Internal Revenue Code as of the effective date of any change in the law. Fidelity Federal Bank and Trust expects to timely adopt any amendments to the 401(k) plan that may be necessary to maintain the qualified status of the 401(k) plan under the Internal Revenue Code.

         Assuming that the 401(k) plan is administered in accordance with the requirements of the Internal Revenue Code, participation in the 401(k) plan under existing Federal income tax laws will have the following effects:

          (1) The contributions to your account and the investment earnings on the account are not includable in your Federal taxable income until the contributions or earnings are actually distributed or withdrawn from the 401(k) plan. Special tax treatment may apply to the taxable portion of any distribution that includes common stock or qualifies as a lump-sum distribution, as described below; and

          (2) Income earned on assets held by the trust will not be taxable to the trust.

         Lump-sum distribution. A distribution from the 401(k) plan to you or your beneficiary will qualify as a lump-sum distribution if it:

          (1)  is made within one calendar year;

          (2) is on account of your death, disability or separation from service, or after you attain age 59-1/2; and

          (3) consists of your balance under this 401(k) plan and all other profit sharing plans, if any, maintained by Fidelity Federal Bank and Trust. The portion of any lump-sum distribution that is required to be included in your taxable income for Federal income tax purposes consists of the entire amount of the lump-sum distribution less the amount of after-tax contributions, if any, made by you to this or any other profit sharing plan maintained by Fidelity Federal Bank and Trust which is included as part of the lump-sum distribution.

         Averaging rules. The portion of the total taxable amount of a lump-sum distribution that is attributable to participation after 1973 in the 401(k) plan or in any other profit-sharing plan maintained by Fidelity Federal Bank and Trust, referred to as the ordinary income portion, will be taxable generally as ordinary income for Federal income tax purposes.

          For years beginning after December 31, 1999, five-year income averaging is repealed. Under a special rule adopted in the 1986 Tax Reform Act, if you turned 50 by 1985, you may elect to have your lump-sum distribution taxed under a ten-year income averaging rule which would allow you to pay a separate tax on the lump-sum distribution that would approximate the tax (under the rates in effect in 1986) that would have been due if the distribution had been received in ten equal annual installments; you also may elect to have that portion of the lump-sum distribution attributable to your pre-1974 participation in the 401(k) plan treated as a long-term capital gain and taxed at a rate of 20%.

         Common stock included in lump-sum distribution. If a lump-sum distribution includes common stock, the distribution generally will be taxed in the manner described above under lump-sum distributions, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to such common stock, i.e., the net unrealized appreciation is the excess of the value of such common stock at the time of the distribution over the cost or other basis to the trust.

         Example: Assume the 401(k) plan purchases 100 shares of common stock in the offering at $10 per share. Ten dollars would be the cost basis of the stock to the 401(k) plan. If the 401(k) plan distributes the common stock to you in a lump-sum distribution when the stock is trading at $18 per share, you will be taxed in the year of distribution on the $10 cost basis of the stock to the 401(k) plan. The additional $8 per share, or the net unrealized appreciation, will not be taxed until you sell the stock.

         The tax basis of such common stock for purposes of computing gain or loss on its subsequent sale will be the value of the common stock at the time of distribution less the amount of net unrealized appreciation.

         Example: Assuming the same facts as above, your cost basis in the stock is $10, which is the $18 value of the stock at the time of distribution minus the $8 of net unrealized appreciation.

         Any gain on a sale or other taxable disposition of such common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain regardless of the holding period of such common stock. Any gain on a sale or other taxable disposition of the common stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered short-term, mid-term or long-term capital gain depending upon the length of the holding period of the common stock.

         Example: Assume you sell 50 shares of the stock in January, seven months after you receive the distribution, for $20 per share. You will be taxed as follows: You will not be taxed again on the $10 cost basis you recognized as income at the time of distribution. The $8 in net unrealized appreciation will be taxed at long-term capital gains rates. However, the $2 appreciation in the value of the stock that occurred since the distribution will be taxed at short-term capital gains rates since you have only held the stock for seven months following its distribution to you.

         As a recipient of a distribution, you may elect to include the amount of any net unrealized appreciation in the total taxable amount of such distribution to the extent allowed by the regulations to be issued by the Internal Revenue Service.

         Contribution to another qualified plan or to an individual retirement account. You may defer Federal income taxation of all or any portion of the total taxable amount of a lump-sum distribution, including the proceeds from the sale of any common stock included in the lump-sum distribution, to the extent that such amount, or a portion thereof, is contributed, within 60 days after the date of its receipt by you, to another qualified plan or to an individual retirement account. If less than the total taxable amount of a lump-sum distribution is contributed to another qualified plan or to an individual retirement account within the applicable 60-day period, the amount not so contributed must be included in your income for Federal income tax purposes and will not be eligible for the special averaging rules or for capital gains treatment.

         Example: You receive a distribution of 500 shares of stock and $3,000 cash from the 401(k) plan on June 30. If you intend to roll your distribution over to another tax-qualified plan or individual retirement account, you must do so no later than August 29, which is 60 days after you received the distribution. If you roll over all the stock but none of the cash, you must include the $3,000 cash in your income for the calendar year in which the distribution is made to you.

         You generally may defer the Federal income taxation of any portion of any other distribution made on account of your disability or separation from service, if the amount is distributed within one taxable year, and is contributed, within 60 days after the date of its receipt by you, to an individual retirement account.

          You have the right to elect to have the trustee transfer all or any portion of an "eligible rollover distribution" directly to another qualified plan or to an individual retirement account. If you do not elect to have an eligible rollover distribution transferred directly to another qualified plan or to an individual retirement account, the distribution will be subject to a mandatory Federal withholding tax equal to 20% of the taxable distribution. An eligible rollover distribution means any amount distributed from the 401(k) plan except:

         (1) a distribution that is (a) one of a series of substantially equal periodic payments made, not less frequently than annually, over your life or the joint lives of you and your designated beneficiary, or (b) for a specified period of ten years or more;

         (2) any amount that is required to be distributed under the minimum distribution rules; and

         (3) any other distributions excepted under applicable Federal law.

         If your beneficiary is your surviving spouse, he or she also may defer Federal income taxation of all or any portion of a distribution from the 401(k) plan to the extent that such amount, or a portion thereof, is contributed within 60 days after the date of its receipt by your surviving spouse, to an individual retirement account. If all or any portion of the total taxable amount of a lump-sum distribution is contributed by your surviving spouse to an individual retirement account within the applicable 60-day period, any subsequent distribution from the individual retirement account will not be eligible for the special averaging rules or for capital gains treatment. Any amount received by your surviving spouse that is not contributed to another qualified plan or to an individual retirement account within the applicable 60-day period and any amount received by a nonspouse beneficiary will be included in such beneficiary's income for Federal tax purposes in the year in which it is received.

         Additional Tax on Early Distributions. If you receive a distribution from the 401(k) plan prior to attaining age 59-1/2, it will be subject to an additional income tax equal to 10% of the taxable amount of the distribution. The 10% additional income tax will not apply, however, to the extent the distribution is rolled over into an IRA or another qualified plan or the distribution is:

         (1) made to a beneficiary, or to your estate, on or after your death;

         (2) attributable to your disability;

         (3) part of a series of substantially equal periodic payments not less frequently than annually made for your life or life expectancy or the joint lives or joint life expectancies of you and your beneficiary;

         (4) made to you after separation from service on account of early retirement under the 401(k) plan after attainment of age 55;

         (5) made to pay medical expenses to the extent deductible for Federal income tax purposes;

         (6) made to an alternate payee pursuant to a qualified domestic relations order; or

         (7) made to effect the distribution of excess contributions or excess deferrals.

Additional Employee Retirement Income and Security Act Considerations

         As noted above, the 401(k) plan is subject to certain provisions of the Employee Retirement Income Security Act, including special provisions relating to control over the 401(k) plan's assets by participants and beneficiaries. The 401(k) plan's feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of section 404(c) of the Employee Retirement Income Security Act of 1974 relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a "fiduciary" because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as your employer, the plan administrator, or the plan's trustee is liable under the fiduciary responsibility provision of the Employee Retirement Income Security Act for any loss which results from your exercise of control over the assets in your 401(k) plan account.

         Because you will be entitled to invest all or a portion of your account balance in the 401(k) plan in Fidelity Bankshares, Inc. common stock, the regulations under section 404(c) of the Employee Retirement Income Security Act require that the 401(k) plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with Federal or state laws not preempted by the Employee Retirement Income Security Act. These regulations also require that your exercise of voting and similar rights with respect to the common stock be conducted in a way that ensures the confidentiality of your exercise of these rights. Accordingly, the 401(k) plan committee designates Jan Newlands, of Fidelity Federal Bank and Trust, as the person to whom your investment instructions should be returned. Ms. Newlands will transfer your investment instructions directly to Charles Schwab Trust Company, the plan's trustee. In the case of an event that involves a potential for undue employer influence such as a tender offer, you will be instructed to return your instructions directly to Charles Schwab Trust Company.

Securities and Exchange Commission Reporting and Short-Swing Profit Liability

         Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as Fidelity Bankshares, Inc. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of Fidelity Bankshares, Inc., a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported periodically, either on a Form 4 within 10 days after the end of the month in which a change occurs, or annually on a Form 5 within 45 days after the close of Fidelity Bankshares, Inc.'s fiscal year. Discretionary transactions in and beneficial ownership of the common stock through the Fidelity Bankshares, Inc. stock fund of the 401(k) plan by officers, directors and persons beneficially owning more than 10% of the common stock of Fidelity Bankshares, Inc. generally must be reported to the Securities and Exchange Commission by such individuals.

         In addition to the reporting requirements described above, section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by Fidelity Bankshares, Inc. of profits realized by an officer, director or any person beneficially owning more than 10% of Fidelity Bankshares, Inc.'s common stock resulting from non-exempt purchases and sales of Fidelity Bankshares, Inc. common stock within any six-month period.

         The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of section 16(b) persons.

         Except for distributions of common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by section 16(b) are required to hold shares of common stock distributed from the 401(k) plan for six months following such distribution and are prohibited from directing additional purchases of units within the Fidelity Bankshares, Inc. stock fund for six months after receiving such a distribution.

Financial Information Regarding 401(k) Plan Assets

         Audited financial statements representing the net assets available for 401(k) plan benefits at December 31, 2000, which are required to be prepared and filed with the 401(k) plans annual report by July 31, 2001, have not yet been prepared. Audited financial statements representing the net assets available for 401(k) plan benefits at December 31, 1999, are attached to this prospectus supplement.

SAVINGS TRUST FOR EMPLOYEES OF
FIDELITY FEDERAL SAVINGS BANK OF FLORIDA

Financial Statements for the Years Ended December 31, 1999 and 1998 and Supplemental Schedule for the Year Ended December 31, 1999 and
Independent Auditors' Report

SAVINGS TRUST FOR EMPLOYEES OF
FIDELITY FEDERAL SAVINGS BANK OF FLORIDA

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                            Page

INDEPENDENT AUDITORS' REPORT                                                  1

FINANCIAL STATEMENTS AS OF DECEMBER 31, 1999
  AND 1998 AND FOR THE YEARS THEN ENDED:

  Statements of Net Assets Available for Benefits                             2

  Statements of Changes in Net Assets Available
    for Benefits                                                              3

  Notes to Financial Statements                                               4

SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 1999
  AND FOR THE YEAR THEN ENDED:

  Item 27a - Supplemental Schedule of Assets Held for Investment Purposes     8

Schedules not filed herewith are omitted because of the absence of conditions under which they are required.

                     [Letterhead of Deloitte & Touche LLP]

INDEPENDENT AUDITORS' REPORT

To the Trustees and Participants of the Savings Trust for Employees of Fidelity Federal Savings Bank of Florida:

We have audited the accompanying statements of net assets available for benefits of the Savings Trust for Employees of Fidelity Federal Savings Bank of Florida (the "Plan") as of December 31, 1999 and 1998, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1999 and 1998, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in the Table of Contents is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan's management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 1999 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.


/s/ Deloitte & Touche LLP

Certified Public Accountants
June 21, 2000

SAVINGS TRUST FOR EMPLOYEES OF
FIDELITY FEDERAL SAVINGS BANK OF FLORIDA

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

                                                              1999         1998
ASSETS:
   Cash                                                    $      358   $   57,424
   Investments at fair value:
     Fidelity Bankshares, Inc. common stock
      (cost - $3,806,560 in 1999 and $3,284,721 in 1998)    3,505,783    5,065,287
     Mutual funds (cost - $3,172,681 in 1999
      and $2,492,540 in 1998)                               3,681,940    2,606,255
     Charles Schwab Money Funds
      (at cost which approximates fair value)                 193,572      165,895
     Participants' Notes Receivable                           370,877      382,283
Accrued income receivable                                      62,049       55,764
                                                           ----------   ----------

      Total assets                                          7,814,579    8,332,908
                                                           ----------   ----------

NET ASSETS AVAILABLE FOR BENEFITS                          $7,814,579   $8,332,908
                                                           ==========   ==========

See notes to financial statements.

SAVINGS TRUST FOR EMPLOYEES OF
FIDELITY FEDERAL SAVINGS BANK OF FLORIDA

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

                                                          1999          1998
ADDITIONS:
   Investment income (loss):
     Dividends and interest                           $   469,043   $   386,476
     Net depreciation in fair value of investments     (1,562,260)   (1,916,654)
                                                      -----------   -----------

          Total investment loss                        (1,093,217)   (1,530,178)
                                                      -----------   -----------
   Contributions:
     Participants                                         939,700       727,424
     Matching from employer                               297,699       222,693
                                                      -----------   -----------
          Total contributions                           1,237,399       950,117
                                                      -----------   -----------

          Total                                           144,182      (580,061)

DEDUCTIONS:
   Benefit payments                                       662,511       156,762
                                                      -----------   -----------

DECREASE IN NET ASSETS                                   (518,329)     (736,823)

NET ASSETS AVAILABLE FOR BENEFITS,
   BEGINNING OF YEAR                                    8,332,908     9,069,731
                                                      -----------   -----------

NET ASSETS AVAILABLE FOR BENEFITS,
   END OF YEAR                                        $ 7,814,579   $ 8,332,908
                                                      ===========   ===========

See notes to financial statements.

SAVINGS TRUST FOR EMPLOYEES OF
FIDELITY FEDERAL SAVINGS BANK OF FLORIDA

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

1.    DESCRIPTION OF THE PLAN

      The following description of the Savings Trust for Employees of Fidelity Federal Savings Bank of Florida (the "Plan") provides only general information. Participants should refer to the Plan agreement for a more complete description of the provisions.

      General - The Plan was established, effective January 1, 1988, by the Board of Directors of Fidelity Federal Savings Bank of Florida. The purpose of the Plan is to receive, hold and administer all monies and properties and to implement the provisions relating to the Plan.

      The Plan was formed for substantially all employees ("Participants") of Fidelity Federal Savings Bank of Florida and subsidiaries (the "Employer"). The Plan was established as a defined contribution plan exempt from income taxes under Section 401(k) of the Internal Revenue Code and has received a favorable determination of exempt status from the U.S. Treasury Department. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). Membership in the Plan is voluntary for employees who have attained age 21 and have earned one year of vesting service.

      Contributions - Employees may contribute between 1% and 15% of their base compensation to the Plan ("Participants' Contributions") during the year, subject to certain limitations. The Participants' Contributions are not subject to state or federal income taxes until withdrawn in the future. For all Participants actively employed at the end of each calendar quarter during the year, the Employer provides a matching contribution equal to 50% of the Participant's contribution for that year, up to the lesser of the Participant's contribution, 6% of base salary, or $10,000. Contributions in excess of six percent of the Participant's annual compensation are not eligible for Employer matching contributions.

      Participant Accounts - The Plan provides for Participant directed accounts into an employer stock fund and several mutual funds and Charles Schwab Money Funds. Each Participant's account is credited with the Participant's contribution and an allocation of (a) the Company's contribution, (b) Plan earnings, and (c) forfeitures of terminated Participants' non-vested accounts. Allocations are based on Participant earnings and account balances, as defined. The benefit to which a Participant is entitled is the benefit that can be provided from the Participant's vested account.

      Investments - Participants may elect that their contributions be invested in increments of one percent of the total in one of twelve funds, including Fidelity Bankshares, Inc. common stock, Oakmark Fund, Heartland Value Fund, Janus Worldwide Fund, Janus Flexible Income Fund, Janus Twenty Fund, Kaufmann Fund, Safeco Equity Fund, Schwab Value Advantage Money Fund, Schwab U S Treasury Money Fund, Vanguard Wellington Fund and Vanguard Index Trust 500 Portfolio. The Schwab U.S. Treasury Money Fund is the temporary holding account for monies received by the Plan awaiting distribution to the other funds.

      Participants' Notes Receivable - Participants may borrow from their accounts a minimum of $1,000 and a maximum equal to the lesser of $50,000 or 50 percent of their account balance. Loan transactions are treated as a transfer to (from) the investment fund from (to) the Participants' note fund. Loan terms range from one to five years, unless for the purchase of a primary residence, in which case the term may extend to 15 years. The loans are secured by the balance in the Participant's account and bear interest at prime rate plus one-half percent at the beginning of the quarter the loan is made. Principal and interest are paid ratably through payroll deductions. At December 31, 1999, 57 participants had outstanding loans classified as notes receivable totaling $370,877 at interest rates ranging from 8.25% - 9.50%. At December 31, 1998, 47 participants had outstanding loans classified as notes receivable totaling $382,283 at interest rates ranging from 8.25% - 9.50%.

      Administration - The Administrative Committee, as appointed by the Board of Directors of the Employer, is the Plan's governing body and is responsible for administration of the Plan and all questions concerning the interpretation and application of the Plan. The Employer pays the costs of operating the Plan.

      Distributions - Distributions of Participant account balances are made upon attainment of normal or early retirement age, termination of employment, total and permanent disability, or death. Terminated Participants with less than sixty months of service receive the value of their contributions and their vested percentage of employer matching contributions; the balance of the account is forfeited and applied to the Employer's matching contribution for all other Plan Participants in that year.

      Vesting - Participants' own contributions to the Plan and their related investment earnings are fully vested at all times. Participants become vested in Employer matching contributions and their related investment earnings according to the following schedule:

                                                                 Vested
         Years of Service                                        Percent

         Less than 1 year                                            0%
         1 year                                                     20%
         2 years                                                    40%
         3 years                                                    60%
         4 years                                                    80%
         5 years or more                                           100%

      Years of service for vesting are calendar years in which Participants are credited with at least 1,000 hours of service, counted from date of employment. Employer matching contributions automatically become fully vested upon retirement at age 65, or death or disability prior to age 65.

      Plan Termination - The Plan may be amended or terminated at any time. In the event of termination, all account balances become fully vested.

      Reclassifications - For comparative purposes, certain amounts in the 1998 financial statements have been reclassified to conform to the presentation for 1999.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The following is a summary of significant accounting policies:

      Basis of Presentation - The accompanying financial statements are presented on the accrual basis of accounting.

      Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

      Investment - Investments are carried at fair value. Gains or losses on sales of investments are determined by the specific identification method and are recognized as of the trade date. The cost of the temporary investment accounts - Schwab U.S.Treasury Money Fund and the Schwab Value Advantage Money Fund approximates fair value due to their liquid nature. The fair values of the mutual funds and common stock were determined using closing market quotations at year end. Participant loans are recorded at the loan balance, which approximates fair value.

      Gain or loss on sales of investments is based on specific identification and is included in the net appreciation (depreciation) of investments. Dividend income is recorded on the ex-dividend date. Interest income is recorded as earned on an accrual basis. Benefits are recorded when paid.

      Income Taxes - The Internal Revenue Service has determined and informed the Employer by a letter dated August 27, 1996, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter; however, the Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

      Benefits Payable - As of December 31, 1999 and 1998, benefits of $79,323 and $272,290, respectively, were due to Participants who have withdrawn from participation in the Plan.

      Forfeitures - During the years ended December 31, 1999 and 1998, participants who were not fully vested and incurred a break in service forfeited non-vested benefits. Forfeited amounts totaled $4,997 and $12,336 for the years ended December 31, 1999 and 1998, respectively. These forfeitures were used to reduce employer contributions.

3.    INVESTMENTS

      Investments in excess of five percent of net assets available for benefits at December 31, 1999 and 1998, valued at fair value, are as follows:

       Description                                       1999           1998

       Fidelity Bankshares, Inc. common stock       $  3,505,783   $  5,065,287
       Janus Worldwide fund                              902,737        567,006
       Vanguard Index Trust 500 Portfolio                859,218        614,593
       Vanguard Wellington Fund                          576,897        482,581

      During 1999 and 1998, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value by $1,562,260 and $1,916,654, respectively, as follows:

                                                         1999            1998

       Fidelity Bankshares, Inc. common stock       $ (2,037,620)  $ (2,108,191)
       Mutual funds                                      475,360        191,537
                                                    ------------   ------------
                                                    $ (1,562,260)  $ (1,916,654)
                                                    ============   ============

4.    RELATED PARTY TRANSACTIONS

      At December 31, 1999, the Plan owned 248,197 shares of common stock of Fidelity Bankshares, Inc. which had a cost and fair value of $3,806,560 and $3,505,783, respectively. During the years ended December 31, 1999 and 1998, dividend income of $241,222 and $194,378, respectively, was earned on these investments.

5.    FUND INFORMATION

      In September 1999, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 99-3("SOP 99-3"), Accounting for and Reporting of Certain Defined Contribution Benefit Plan Investments and Other Disclosure Matters, which, upon adoption, eliminates the requirement to disclose information about significant components of the changes in net assets for each participant-directed investment fund option. The Plan retroactively adopted SOP 99-3 on January 1, 1999.

SAVINGS TRUST FOR EMPLOYEES OF
FIDELITY FEDERAL SAVINGS BANK OF FLORIDA

ITEM 27a - SUPPLEMENTAL SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
DECEMBER 31, 1999
--------------------------------------------------------------------------------

                                                                    Shares                          Current
       Identity of Issuer                          Description       Held            Cost            Value

* Fidelity Bankshares, Inc.                       Common stock      248,197      $ 3,806,560      $ 3,505,783
                                                                    -------      -----------      -----------

  Heartland Value Fund                             Mutual fund        4,407          153,558          160,838
  Janus Flexible Income Fund                       Mutual fund       11,071          108,582          103,511
  Janus Twenty Fund                                Mutual fund        3,101          218,217          258,738
  Janus Worldwide Fund                             Mutual fund       11,811          547,939          902,737
  Kaufmann Fund                                    Mutual fund       48,137          285,621          286,415
  Oakmark Fund                                     Mutual fund        7,687          287,656          209,088
  Safeco Equity Fund                               Mutual fund       13,509          294,101          324,498
  Vanguard Index Trust 500 Portfolio               Mutual fund        6,349          655,471          859,218
  Vanguard Wellington Fund                         Mutual fund       20,633          621,536          576,897
                                                                                 -----------      -----------

         Total mutual funds                                                        3,172,681        3,681,940
                                                                                 -----------      -----------

  Schwab U. S. Treasury Money Fund                 Money funds       22,077           22,077           22,077
  Schwab Value Advantage Money Fund                Money funds      171,495          171,495          171,495
                                                                                 -----------      -----------

         Total money funds                                                           193,572          193,572
                                                                                 -----------      -----------

  Loan Fund                              Participants' Notes Receivable              370,877          370,877
                                                                                 -----------      -----------

         Total investments                                                       $ 7,543,690      $ 7,752,172
                                                                                 ===========      ===========

* Party-in-interest